UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  06/30/2008

Speedemissions, Inc.
(Exact name of registrant as specified in its charter)

Commission File Number:  000-49688

Florida	33-0961488
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

1015 Tyrone Road
Suite 220
Tyrone, GA 30290
(Address of principal executive offices, including zip code)

770-306-7667
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On June 30, 2008, Mr. John Bradley resigned from the Board of Directors (the "Board") of Speedemissions, Inc. (the "Company"), effective June 30, 2008. Mr. Bradley served as a member of the Audit Committee of the Board.

        Effective on June 30, 2008, the Board filled the vacancy created by the resignation of Mr. Bradley by electing Mr. Gerald Amato to serve on the Board. Mr. Amato was also elected to serve as a member of the Audit Committee. Mr. Amato has been determined by our Board of Directors to qualify as an independent director. Mr. Amato is currently President of Booke and Company, Inc. With over 25 years on Wall Street, Mr. Amato has advised numerous emerging growth companies, along with those on NYSE, NASDAQ and AMEX in the areas of full service investor relations. Mr. Amato began his career as a public accountant and worked at the firm Deloitte & Touche, LLP. Mr. Amato participated on the Advisory Board of the Make-A-Wish-Foundation and other charitable organizations. Mr. Amato received his Bachelor of Science in Finance from St. Francis College.

Mr. Amato will receive the customary compensation paid to the Company's non-employee directors. Each non-employee director receives $500 per month and plus travel expenses for each Board meeting they attend. As a non-employee director, Mr. Amato is eligible to participate in the Company's equity compensation plans. No stock options have been granted to Mr. Amato.

There are no arrangements or understandings between Mr. Amato and any other persons pursuant to which Mr. Amato was selected as a director. There have been no transactions since the beginning of the Company's last fiscal year, or any currently proposed transaction, in which the Company was or is to be a participant, in which the amount involved exceeds $100,000, and in which Mr. Amato had, or will have, a direct or indirect material interest.

The Company has issued a press release announcing Mr. Amato's election to the Board and has attached a copy of such press release as Exhibit 99.1 hereto.

Signature(s)

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Speedemissions, Inc.

Date: July 03, 2008	By:	/s/ Michael S. Shanahan
Michael S. Shanahan
Chief Financial Officer

Exhibit Index

Exhibit No.	Description
EX-99.1	Press release dated as of June 30, 2008.